`

EXHIBIT 99.1

Heat Biologics Reports Second-quarter 2017 Results

DURHAM, NC, August 14, 2017 – Heat Biologics, Inc. (“Heat”) (Nasdaq: HTBX), a biopharmaceutical company focused on developing immuno-oncology therapies to activate a patient’s immune response against cancer, reported financial and clinical updates for the second quarter ended June 30, 2017.

“We remain at the forefront in developing allogeneic, ready-to-use immunotherapies designed to activate “killer” T cells as part of a broad-based combination approach against cancer,” said CEO Jeff Wolf. “We look forward to progressing our Phase 2 lung cancer trial of HS-110, in combination with Bristol-Myers Squibb’s anti-PD-1 checkpoint inhibitor nivolumab (Opdivo®), as well as our PTX-25 co-stimulatory antibody program under development by Heat’s subsidiary, Pelican Therapeutics.”

Results for the second quarter of 2017 are summarized below.

Second Quarter 2017 Financial Highlights

•

Research and development expenses increased $0.7 million, for the quarter ended June 30, 2017, primarily due to Chemistry, Manufacturing and Control (CMC) activities, along with continued patient enrollment for our Phase 2, multi-arm trial for non-small cell lung cancer (NSCLC). R&D expenses related to the HS-410 Phase 2 trial decreased $0.3 million, as currently enrolled patients are now in long-term follow-up for recurrence-free survival. Additional R&D pre-clinical costs were associated with our Zika program, Pelican Therapeutics, Inc. (“Pelican”) programs and laboratory supplies. Unallocated expenses included personnel-related expenses, professional and consulting fees, travel, and other costs. These costs increased approximately $0.1 million, primarily related to an increase in consultant fees and travel, offset by a decrease in personnel costs.

•

General and administrative expenses increased 46 percent, to $1.6 million, for the quarter ending June 30, 2017, compared to $1.1 million for the quarter ended June 30, 2016. The $0.5 million increase was primarily attributable to additional professional services and third-party expenses related to the Pelican acquisition.

•

Net loss attributable to Heat Biologics, Inc. for the second quarter of 2017 was $3.2 million ($0.09) per basic and diluted share for the second quarter, compared to a net loss of $2.9 million, or ($0.17) per basic and diluted share for the quarter ended June 30, 2016.

•

Cash and cash equivalents totaled approximately $8.3 million as of June 30, 2017. Through the acquisition of Pelican, the Company also has begun to access a $15.2 million grant from CPRIT, which should enable it to advance multiple products through preclinical development and at least one program through a 70-patient Phase 1 clinical trial.

Recent Developments & Second Quarter 2017 Corporate Highlights

•

Heat completed the acquisition of an 80 percent controlling interest in Pelican Therapeutics, a biotechnology company focused on the development of monoclonal antibody and fusion protein-based therapies designed to activate the immune system.

•

Pelican received its first tranche of the $15.2 million CPRIT grant award. The award enables Pelican to advance multiple products through pre-clinical development, as well as its 70-patient Phase 1 clinical trial combining PTX-25 with other immuno-oncology therapies.

•

Heat promoted two management team members: Jeff Hutchins, Ph.D., as Chief Scientific and Operating Officer; and Damien Hallet as Vice President of CMC Development.

`

About Heat Biologics, Inc.

Heat Biologics, Inc. (Nasdaq: HTBX) is an immuno-oncology company developing therapies designed to activate a patient’s immune system against cancer. Our ImPACT® and ComPACT™ technologies are designed to turn “cold” tumors “hot” by increasing the ability of tumor infiltrating lymphocytes (TILs) to attack cancer cells. Our PTX-25 antibody, under development by Heat’s subsidiary Pelican Therapeutics, is designed to activate memory CD8+ cytotoxic T cells to eliminate tumor cells in patients. These technologies, in combination with other therapies such as checkpoint inhibitors, are intended to address two distinct, but synergistic mechanisms-of-action: robust activation and proliferation of CD8+ T cells, or “killer” T cells, and T cell co-stimulation, to further enhance a patient’s immune response. Currently, Heat is conducting a Phase 2 trial with HS-110 (viagenpumatucel-L) in combination with Bristol-Myers Squibb’s anti-PD-1 checkpoint inhibitor, nivolumab (Opdivo®), to treat patients with non-small, cell lung cancer (NSCLC).

For more information, please visit www.heatbio.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 on our current expectations and projections about future events.  In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions.  These statements are based upon current beliefs, expectations and assumptions and include statements regarding Heat progressing its Phase 2 lung, as well as its PTX-25 co-stimulatory antibody program, with Heat’s subsidiary, Pelican Therapeutics and the potential benefits to be derived from Heat’s and Pelican’s product candidates.  These statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements, including the ability of Heat's ImPACT and ComPACT therapies and Pelican’s product candidates to perform as designed, to demonstrate safety and efficacy, as well as results that are consistent with prior results, the ability to enroll patients and complete the clinical trials on time and achieve desired results and benefits, Heat’s ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to Heat’s  ability to promote or commercialize its product candidates for specific indications, acceptance of its product candidates in the marketplace and the successful development, marketing or sale of products, Heat’s ability to maintain its license agreements, the continued maintenance and growth of its patent estate, its ability to establish and maintain collaborations, its ability to obtain or maintain the capital or grants necessary to fund its research and development activities, and its ability to retain its key scientists or management personnel, its ability to successfully integrate  Pelican and the other factors described in Heat’s most recent annual report on Form 10-K and other filings with the SEC.  The information in this release is provided only as of the date of this release and Heat undertakes no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

`

Financial Statements

Heat Biologics, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue	$411	$-	$435	$-

Operating expenses:
Research and development	2,152	1,777	3,965	5,434
General and administrative	1,582	1,083	3,109	2,115
Loss from operations	(3,323)	(2,860)	(6,639)	(7,549)
Interest income (expense)	6	(116)	12	(241)
Other income, net	8	(57)	77	23
Net loss	(3,309)	(3,033)	(6,550)	(7,767)
Net loss non-controlling interest	(90)	(108)	(141)	(282)
Net loss attributable to Heat Biologics, Inc.	$(3,219)	$(2,925)	$(6,409)	$(7,485)
Net loss per share attributable to Heat Biologics, Inc.
- basic and diluted	$(0.09)	$(0.17)	$(0.21)	$(0.56)
Weighted-average number of common shares used
in net loss per share calculation - basic and diluted	35,244,833	17,524,641	31,124,119	13,324,641

Condensed Consolidated Balance Sheets

(In thousands)

Unaudited

	June 30,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$8,346	$7,843
Goodwill and In-process R&D	8,055	-
Other assets	664	1,054
Total Assets	$17,065	$8,897
Liabilities and Stockholders' Equity
Accounts payable and other liabilities	$3,559	$2,057
Contingent consideration	2,385	-
Deferred tax liability	2,112	-
Total Liabilities	8,056	2,057
Common stock	7	5
Additional paid-in-capital	73,726	65,869
Accumulated deficit	(63,413)	(57,005)
Accumulated other comprehensive loss	(148)	(72)
Non-Controlling Interest	(1,163)	(1,957)
Total Liabilities and Stockholders' Equity	$17,065	$8,897

Contact

For Investor and Media Inquiries

Melissa M Conger, Heat Biologics

+1 919 289 4017

mconger@heatbio.com